Exhibit 99.2

Dear Reader,

On October 20th, 2023, Monogram Orthopaedics Inc. (the "Company") prepared a presentation regarding the business of the Company. We have provided a copy of that presentation here: https://bit.ly/monogram_update

This presentation is also available publicly on the Company's website at ir.monogramorthopedics.com.

We want to thank our dedicated shareholders and the many supporters who have continued to support the Monogram mission of advancing the standard of care in orthopedic medicine. It is remarkable and motivating to the Monogram team how dedicated our community is to the long-term vision. Notably, the majority of our investors have remained as holders. Management shares this long-term vision of the potential clinical impact of our products and is dedicated to the continued execution of our milestones. We are confident our community has not mistaken our silence for a lack of progress.

To that end, Monogram has come an incredibly long way over the past six years. Our system is moving quickly through verification and is now actively cutting without needing external fixation (or custom holders) and with extremely tight accuracy and high speeds. We believe our system is on track to be one of the most (if not the most) advanced open platform systems internationally and highly competitive with the current state-of-the-art domestically. No high-performance autonomous (active) robot on the market today comes remotely close to the performance of current market-leading semi-active systems in competitive markets like knees. We plan to change this.

Our convictions have only solidified as we observe emergent market trends. Our view is that the future of orthopedic robotics will be autonomous (active). If Monogram can successfully develop a high-performance autonomous robot that competes with current semi-active systems in one of the most competitive (if not most competitive) and technically challenging applications in orthopedics (knees), we anticipate the value proposition of our efforts will become self-evident.

Our vision is to enable a “one robot for the operating room” model, the benefits of which are numerous - efficient servicing, cross-application sales synergies, economies of scale, and attractive cost of ownership (fits trend to outpatient care). We believe only advanced autonomous robotics have the technical potential to realize this vision and drive ubiquitous robotic adoption. The limitations of semi-active robotics in non-knee applications could be significant. We aim to develop a robot that could enhance a technology portfolio by driving continued market penetration in knees while enabling new market (clinical application) opportunities. We now have over 1.5 million lines of code and a first-mover advantage in autonomous robotics with arguably the most sophisticated robot arm in the world, and we hope to achieve this. We believe that such a solution would be accretive.

Our platform architecture is modular and designed to enable new application development efficiently. We are confident that proving our technical capabilities with a high-performance system for knees will speak to our development competence for addressing new markets. It is especially exciting given that we anticipate we will soon be moving from hypotheticals to competing in the real world with our system internationally.

Monogram now employs 27 full-time employees and approximately 30 contractors working flat out to hit our objectives. Monogram recently received FDA Clearance for Export with a Certificate to Foreign Government/Certificate of Exportability that advances us on our path to launch outside the US for a Pilot Program with a Global Distributor. The system is performing at a high level, testing with pilot program implants is on schedule, and we remain on track to ship on or ahead of schedule (pending overseas regulatory approvals that are in process). The international surgical robotics market opportunities may be sizable and are likely underappreciated. Monogram's mission has always been to advance the standard of care in orthopedics. We certainly highly anticipate a launch in the US, but your support may impact patient lives sooner than expected. The pace of adoption of advanced technologies in orthopedics outside the US is noteworthy.

We continue to move forward on an aggressive schedule for the domestic market. Our first-generation implants are FDA-cleared, and the focus remains on clearing the next piece, the robot. While discussions with the FDA are ongoing, we have preemptively retained a clinical expert and have started laying the groundwork for an Investigational Device Exemption (IDE) application if one should be needed. We anticipate having the required surgeon and institutional support to move quickly and have established our predicate device and clinical pathway (510(k) pathway) with the agency. Traction with a commercial deployment internationally could derisk the scope and outcome risk of a clinical trial and help establish our products' relative competitiveness faster than expected.

We remain optimistic about our prospects and trust that our dedicated team's hard work and efforts will be rewarded. The Monogram team is deeply committed to the Company's mission. We recently announced the early conversion (2+ years early) of an approximately $6.1M warrant liability, which further bolstered our balance sheet ($1.25M) and was welcome support.

We look forward to hosting you at our annual shareholder meeting on November 30th, 2023. Monogram management will provide an update to shareholders that will include a question-and-answer session. We will be sending details to the event separately. We also anticipate hosting a technology demo to update our shareholders on our technical progress and next-generation product pipeline.

In closing, I remind our supporters that we operate in a highly competitive environment. There may be strategic reasons for keeping quiet. I assure you the team is hard at work.

Thank you for your support.

Kind regards,

Ben Sexson, CEO